2015 Short-Term Incentive (STI) Plan

PURPOSE OF THE PLAN
The purpose of the 2015 Short-Term Incentive Plan (the “Plan”) is to reward Selected Participants (defined below) of Advanced Energy Industries, Inc. and its subsidiaries (the “Company”) for the achievement of specific Company strategic goals.

EFFECTIVE DATE
The Plan is in effect from January 1, 2015 to December 31, 2015 (“Plan Term”) and supersedes all prior arrangements designed to provide annual incentive Bonus Awards.

DEFINITIONS
For the purposes of this document only, the following definitions will apply:
“Board of Directors” shall mean the Board of Directors of the Company that has delegated administration of the Plan to the Committee (defined below).
“Bonus Award” shall mean the actual award paid to a Selected Participant, as determined by the Committee, paid in cash following the end of the Plan Term but generally no later than 75 days from the end of the year during which the applicable Plan Term ends.
“Committee” shall mean the Compensation Committee as appointed by the Board of Directors to administer the Plan.
“Company” shall mean Advanced Energy Industries, Inc., a Delaware corporation, including all affiliate and subsidiary companies.
“Fiscal Year” shall mean the 12-month period over which the Company measures financial performance, and for purposes of this Plan, will extend from January 1, 2015 to December 31, 2015.
“Plan” shall mean the 2015 Short-Term Incentive Plan whose terms and conditions are presented herein.
“Plan Term” shall mean the one-year period of performance measurement in the Plan, which will extend from January 1, 2015 to December 31, 2015.
“Selected Participant” shall mean regular, full-time employees of the Company who are deemed eligible and selected by the Committee to participate in the Plan.

ELIGIBILITY
Participation is limited to Selected Participants who are not covered by any other short-term incentive plan and are therefore eligible to participate in the Plan.
Notwithstanding anything in the Plan to the contrary, and unless otherwise determined by the Committee, an individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person or entity including an employee leasing organization.
To earn and be eligible for a Bonus Award, if any, a Selected Participant must be actively employed in the eligible role as of October 1, 2015, and must be employed and continue to be employed and provide the services required of their position through the applicable Bonus Award payment date. Selected Participants who become eligible to participate in the Plan after the beginning of the Plan Term (promoted, hired, rehired or converted from a non-employee status) may be eligible for a Bonus Award payment on a prorated basis. If a Selected Participant’s tier changes during the

Plan Term, the target percentage used in the calculation will reflect the tier the Selected Participant was in during the majority of the Plan Term.
A condition precedent to earning any Bonus Award or prorated portion thereof is continuous active employment, which shall include qualifying leaves of absence through the Bonus Award payment date. Selected Participants must be actively employed by the Company on the date Bonus Awards are paid in order to earn a Bonus Award. A Selected Participant whose employment is terminated, either voluntarily or involuntarily, prior to an applicable Bonus Award payment date will not earn or be eligible to receive any payment. Please note that irrespective of the terms of this Plan, if the Selected Participant is subject to a Company-issued executive change of control agreement (“CIC Agreements”), those terms may take precedence in particular situations related to certain terminations and associated payment of a Bonus Award.
Failure to comply with the Company’s policies and internal controls, including but not limited to audit and control issues, or delegation of authority, may result in a loss of Bonus Award eligibility and potentially termination of employment.

MEASURES OF PERFORMANCE

Annual performance metrics have been established by the Company for 2015 based on the Company’s 2015 Annual Operating Plan (AOP). The performance metrics translate the business strategy into defined targets against which actual business results are measured during the Fiscal Year.

Under the Plan, the corporate bonus pool for 2015 will be funded to the extent the Company achieves certain threshold, target or stretch levels of (1) revenue, (2) non-GAAP operating income from continuing operations excluding restructuring charges (“non-GAAP OI”) and (3) operating cash flow (cash flow excluding restructuring charges adjusted for changes in working capital). For changes in working capital, the Committee would exclude favorable impacts resulting from acquired cash in an acquisition. Each of these performance metrics carries a different weight in funding the corporate bonus pool with revenue at 50%, non-GAAP OI at 30% and operating cash flow at 20% (generally referred to herein as “corporate achievement”). The corporate achievement scale funds the bonus pool 50% at threshold, 100% at target, and 200% at stretch, however the non-GAAP OI threshold must be met to trigger pool funding for the revenue and non-GAAP OI portions. Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool.

The Committee may, in its sole and absolute discretion, allocate a portion or all of the CEO’s bonus opportunity to separate performance metrics or other objectives. Any separate performance metrics or objectives shall be separately reviewed and certified by the Committee after completion of the 2015 fiscal year. The executive officer’s bonus opportunity is based solely on corporate achievement whereas other members of management below the executive officer level are additionally required to achieve individual performance goals that are separately communicated to those Selected Participants.

Once established, performance metrics normally shall not be changed during the Plan Term. However, if the Committee determines that external changes or unanticipated business conditions, or significant acquisitions or dispositions, have materially affected the fairness of the performance metrics, then one or more of the performance metrics or the weights of such performance metrics may be modified during the Fiscal Year at the sole discretion of the Committee.

BONUS AWARD CALCULATION
Potential Bonus Awards are calculated as a percentage of the Selected Participant's year-end annualized base salary. The annual target Bonus Award for each tier level is as follows:

Tier Level	Annual Target
0 - CEO	100%
1- EVP	60%
2 - Senior VP	50%
3 - VP	40%

For those Selected Participants that are assigned to tier levels 2 or 3, the achievement of the Company performance metrics as set forth in this Plan shall only trigger the payment of a Bonus Award if that Selected Participant achieves the individual performance goals and objectives applicable to that particular Selected Participant (i.e., pool funding according to corporate achievement plus achieving individual performance goals). For Selected Participants that are assigned to tier levels 0 or 1, the achievement of the Company performance metrics shall result in such Selected Participants being paid a Bonus Award, subject to the terms and conditions of the Plan.
At the end of the Plan Term, the Committee will evaluate actual business results against each established performance metric in order to determine the final percentage of Bonus Award for which the Selected Participant is eligible; provided, however, that with respect to the CEO, the Board shall be consulted prior to any final determination. Each performance metric will be evaluated separately based on business results applying an achievement scale of 0% to 200%. The minimum levels of achievement for non-GAAP OI for the Company must be met in order to trigger payout of the revenue and non-GAAP OI portions. Based upon actual results in each of the areas, the achievement scale for each performance metric is as follows:

	Weighted Payout Revenue*	Weighted Payout non-GAAP OI	Weighted Payout Operating Cash Flow
Stretch	200%	200%	200%
Target	100%	100%	100%
Threshold	50%	50%	50%
*Assumes achievement of the Company non-GAAP OI threshold.

Achievement percentages between the threshold and target and between the target and stretch levels will be interpolated based on actual results in each category to determine the final achievement percentage to fund the pool.

Subject to meeting the conditions and terms of the Plan, the final Bonus Award payout percent will be multiplied by the Selected Participant’s year-end annualized base salary resulting in a final Bonus Award payment. No Selected Participant shall receive a Bonus Award payment greater than 200% of the Selected Participant’s target Bonus Award.

METHOD AND TIMING OF PAYMENTS
Bonus Award payments, if any, are paid as soon as practicable after the Fiscal Year-end review and authorization of the payments by the Committee but generally no later than 75 days from the end of the year during which the applicable Plan Term ends. Bonus Awards will be paid in cash. Bonus payouts are limited to the extent the bonus pool is funded by corporate achievement of performance metrics.
The Bonus Award payment is subject to standard deductions and withholdings specific to the Selected Participant. Such deductions may include, but are not limited to, any participant elections made by the Selected Participant for deferrals through payroll into the relevant qualified employer-sponsored Plans. Any such deferrals will be made in accordance with the terms of the applicable tax qualified employer-sponsored Plans.
U.S. Only: Notwithstanding the foregoing, if the payment of any Bonus Award at the time specified herein would result in the adverse tax consequences described in Section 409A(a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient’s status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be automatically delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply. The Company will withhold federal income tax at the flat IRS supplemental wage rate plus applicable employment taxes and state taxes for Bonus Award payments. For all benefits purposes such as Short-term Disability, Long-term Disability or Life Insurance, earnings and/or income is defined by the plan documents governing those plans. Bonus Awards are considered eligible earnings for 401(k) contributions if the Selected Participant has previously elected a bonus deferral percentage.

ADMINISTRATION

The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

GENERAL
The Committee reserves the right to define Company performance metrics, to determine and assign individual performance goals and objectives for Selected Participants, and to review, revise, amend, or terminate the Plan at any time without notice at its sole discretion. Only the Committee has the ability to modify the Plan, and all modifications to the Plan related to the CEO must be reviewed by the Board of Directors. Except for certain limited exceptions with respect to CIC Agreements (as discussed above), this Plan document supersedes any previous document you may have received.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Selected Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a Selected Participant’s employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control for those provisions that do not relate to annual bonus incentive compensation.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan.
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
Any questions regarding this Plan should be directed to the Human Resources department.

TERMS AND CONDITIONS - UNITED STATES ONLY
This Plan does not constitute a guarantee of work, job status or employment for any period of time. Your employment at Advanced Energy Industries, Inc. or its affiliate is at will and either you or the Company or affiliate may terminate the relationship at any time.
This document is not intended to create a contract of employment or commitment of ongoing payment, express or implied.